THIS IS A BALLOON NOTE AND THE FINAL PRINCIPAL PAYMENT OR THE PRINCIPAL BALANCE DUE UPON MATURITY IS $500,000.00, TOGETHER WITH ACCRUED INTEREST, IF ANY, AND ALL ADVANCEMENTS MADE BY THE MAKER UNDER THE TERMS OF THIS NOTE.

NOTE

$500,000	Miami-Dade County, Florida
December 11, 2009

FOR VALUE RECEIVED, FLORIDA GAMING CENTERS, INC., a Florida corporation, d/b/a MIAMI JAI-ALAI,  d/b/a W.J.A. REALTY and FLORIDA GAMING CORPORATION, INC. a Delaware corporation and CITY  NATIONAL BANK OF FLORIDA, a Florida corporation; f/k/a CITY NATIONAL BANK OF MIAMI, a Florida banking corporation as Trustee under its Land Trust #5003471, dated January 1, 1979, whose address is 3500 NW 37th Avenue, Miami, FL 33142, (“collectively referred to as Maker”) jointly and severally promises to pay to the order of NURMI PROPERTIES, LLC, a Delaware limited liability company, whose address is P. O. Box 247, Tuscumbia, AL 35674 , Owner of 90% of this Note and ROBINETTE INVESTMENTS, LLC, a Florida limited  liability company, whose address is 4500 PGA Blvd., Ste. 304-B, Palm Beach Gardens, FL 33418, Owner of 10% of this Note ("collectively referred to as Payee"), the principal sum of FIVE HUNDRED THOUSAND DOLLARS and 00/100 Dollars  (U.S. $500,000) in lawful money of the United States of America, or so much of that sum as may be advanced under this Note, together with interest from the date or dates of disbursement or several partial disbursements, as the case may be, on the outstanding balance thereof, at the rate and on the terms set forth herein, as follows:

1.	(a)
Maker shall pay monthly payments of interest only, without setoff or deduction, on the Eleventh  (11th)  day of each month from the date hereof, commencing January 11, 2010, and continuing on the 1st  day of each month thereafter until December 11, 2010 (the “Maturity Date”) at which time the entire unpaid principal balance of the Note together with all accrued interest shall be due and payable.

(b)          The entire principal balance of this note and all interest accrued thereon and all other sums payable thereunder shall be due and payable in full on December 11, 2010.

(c)          The Note shall bear interest at a rate of thirteen percent (13%) per annum.

2.           The principal and interest shall be payable to Landmark Title of Florida, Inc., 4500 PGA Blvd., Ste. 304-B, Palm Beach Gardens, FL 33418, or at such other place as Payee or holder, from time to time, may designate in writing.

3.           Maker shall have the right of prepaying the Note in full or in part upon paying to Payee a pre-payment penalty as follows:
(a)	If the prepayment is made before February 11, 2010 the prepayment penalty shall be equal to three percent (3%) of the amount prepaid.

(b)	If the prepayment is made on or after February 11, 2010 but before April 11, 2010, the prepayment penalty shall be equal to two percent (2%) of the amount prepaid.

(c)	If the prepayment is made on or after April 11, 2010 but before May 11, 2010 the prepayment penalty shall be equal to one percent (1%) of the amount prepaid.

(d)	If the prepayment is made on or after May 11, 2010 this Note may be paid in full or in part without penalty.

4.           Payment of this Note is secured by a Mortgage and Security Agreement (the "Mortgage") from Maker to Payee dated the same date as this Note, intended to be recorded promptly, secured upon certain premises situated in the County of MIAMI-DADE, State of Florida, together with the buildings and other improvements constructed and to be constructed on such premises, more particularly described in the Mortgage (referred to as the "Mortgaged Property").

5.           All of the agreements, conditions, covenants, provisions and stipulations contained in the Mortgage and other loan documents of even date herewith (the Note, Mortgage, Assignment of Rents, Security Agreement, UCC-1, Collateral Assignment of Agreements Affecting Real Estate and other loan documents being collectively referred to as “Loan Documents”) and between the parties hereto, which are to be kept and performed by Maker, are hereby made a part of this Note to the same extent and with the same force and effect as if they were fully set forth herein, and Maker covenants and agrees to keep and perform them, or cause them to be kept and performed, strictly in accordance with their terms.

6.           If any installment of interest or principal and interest or any other payment is not paid within ten (10) days after the date due under the terms of this Note, or of the Mortgage, or of any of the other Loan Documents, then there shall also be immediately due and payable a late charge at the rate of five percent (5%) of the delinquent payment.

7.           It is further understood, however, that should any default be made in the payment of any installment of principal and interest or any other payment due under this Note on the date such payment is due, and such payment is not made within fifteen (15) days after the date such payment shall have been due, or in the performance, beyond applicable grace period, of any of the agreements, conditions, covenants, provisions or stipulations contained in this Note, or in any of the Loan Documents, then Payee, at its option and without notice to Maker which notice is expressly waived by Maker unless expressly required elsewhere in this Note or in the Loan Documents, may declare due and payable immediately the entire unpaid balance of principal with interest accrued on it at the applicable rate specified above to the date of default and after that date at a  "Default Rate"  which shall  be the lesser of twenty-four percent (24%) per annum or the highest  rate  permitted by applicable law, and all other sums due by Maker under this Note or under the Mortgage, or under  any of the other Loan Documents, notwithstanding anything to the contrary in this Note or in the Loan Documents, and payment may be enforced and recovered in whole or in part at any time by one or more of the remedies provided to Payee in this Note, in the Mortgage or in any of the other Loan Documents.  In such a case Payee may also recover all costs of collection including all costs of suit and other expenses in connection with it, together with reasonable attorneys' fees for collection (whether incurred before or at trial, on appeal or in bankruptcy, together with interest on any judgment obtained by Payee at the Default Rate, including interest at the Default Rate from and after the date of any execution, judicial or foreclosure sale until actual payment is made to Payee of the full amount due Payee.

8.           Payee's failure to exercise its option to accelerate the indebtedness evidenced by this Note shall  not constitute a waiver of the right to exercise that option at any other time so long as that event of default remains outstanding and uncured, or to exercise it upon the occurrence of another default.

9.           The remedies of Payee as provided in this Note, or in the Mortgage, shall be cumulative and concurrent; may be pursued singly, successively, or together at the sole discretion of Payee, may be exercised as often as occasion for their exercise shall occur; and in no event shall the failure to exercise any such right or remedy be construed as a waiver or release of it.

10.         Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue of this Note, or any writ of execution issued on it, may be sold upon any such writ in whole or in part in any order desired by Payee.

11.         Maker and all endorsers, sureties and Guarantors jointly and severally waive presentment for payment, demand, notice of demand, notice of nonpayment or dishonor, protest and notice of protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note, and they agree that the liability of each of them shall be unconditional without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewals, waivers, releases, or modifications that may be granted by Payee with respect to the payment or other provisions of this Note, and to the release of the collateral or any part of it, with or without substitution, and agree that additional Makers, endorsers, Guarantors, or sureties may become parties to it without notice to them or affecting their liability under this Note.

12.         If any provision of this Note is held to be invalid or unenforceable by a court of competent  jurisdiction, the other provisions of this Note shall remain in full force and effect and shall be construed liberally in favor of Payee in order to effectuate the provisions of this Note.  In no event shall the rate of interest payable under this Note exceed the maximum rate of interest permitted to be charged by the applicable law (including the choice of law rules) and any interest paid in excess of the permitted rate shall be refunded to Maker.  That refund shall be made by application of the excessive amount of interest paid against any sums outstanding and shall be applied in such order as Payee may determine.  If the excessive amount of interest paid exceeds the sums outstanding, the portion exceeding the sums outstanding shall be refunded in cash by Payee.  Any crediting or refund shall not cure or waive any default by Maker under this Note.  Maker agrees, however, that in determining whether or not any interest payable under this Note exceeds the highest rate permitted by law, any non-principal payment including, without limitation, prepayment fees and late charges shall be deemed, to the extent permitted by law, to be an expense, fee, premium or penalty rather than interest.

13.         Payee shall not be deemed, by any act of omission or commission, to have waived any of its rights or remedies under this Note unless the waiver is in writing and signed by Payee, and then only to the extent specifically set forth in the writing.  A waiver on one event shall not be construed as continuing or as a bar to or waiver of any right or remedy to a subsequent event.  A release of one or more parties hereto or of any Guarantor hereof shall not constitute a release of any other party or Guarantor.

14.         This instrument shall be governed by and construed according to the laws of the State of Florida.

15.         Upon default by Maker in the payment hereof, Payee shall have the right, immediately and without further action or notice by it, to set off against the Note and the indebtedness evidenced hereby, all money owed (if any) by the Payee or any affiliate thereof to the Maker or any Guarantor, in any capacity, whether or not due, and also to set off against all other liabilities of the Payee or any affiliate to Maker or any Guarantor all money owed by Payee or any affiliate in any capacity to Maker or any Guarantor.

16.         Whenever used, the singular number shall include the plural, the plural the singular, the use of any gender shall be applicable to all gender, and the words "Payee" and "Maker" shall be deemed to include the respective heirs, personal representatives, successors and assigns of Payee and Maker.  If Maker consists of more than one person, corporation or other entity, the obligations and  liabilities of such persons, corporations or other entities under this Note shall be joint and several, and the word "Maker" shall mean all or some or any of them.

17.         All notices given to Maker or Payee shall be given in writing and shall be sent by either hand delivery, special delivery service (e.g. Federal Express) or certified mail, postage prepaid, return receipt requested, at the addresses written above or such other address as may be designated by Maker or Payee from time to time.  Notice shall be conclusively presumed to have been given three (3) business days after notice is sent by certified mail, the next business day after notice is sent by special delivery service, or upon receipt if sent by hand delivery.

18.         All payments under this Note shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public or private debts.

19.         Time is of the essence as to each provision of this Note or the Mortgage which requires Maker to take any action within a specified time period.

20.         The Florida Documentary Stamp Tax due on this Note has been paid upon recording the Mortgage.

21.         MAKER AND PAYEE HEREBY WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, COUNTERCLAIM OR SUBSEQUENT PROCEEDING, BROUGHT BY EITHER PAYEE OR MAKER AGAINST THE OTHER PARTY ON ANY MATTERS WHATSOEVER ARISING OUT OF, OR IN ANY WAY RELATED TO THIS NOTE OR THE OTHER LOAN DOCUMENTS EXECUTED AND DELIVERED IN CONNECTION HEREWITH.

IN WITNESS WHEREOF, Maker, intending to be legally bound, has duly executed and delivered this Note.

	FLORIDA GAMING CENTERS, INC.		FLORIDA GAMING CORPORATION,
	a Florida corporation d/b/a MIAMI		a Delaware corporation
JAI-ALAI d/b/a W.J.A. REALTY

By:		By:
	W. BENNETT COLLETT, SR., CEO		W. BENNETT COLLETT, SR. CEO

CITY NATIONAL BANK OF FLORIDA, a Florida
banking corporation as Trustee under its Land Trust
#5003471, dated January 1, 1979

By:
Name:
Title:

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